Exhibit 10.2

GLOBANT, LLC

BRIDGE BANK, NATIONAL ASSOCIATION

LOAN AND SECURITY AGREEMENT

This Loan And Security Agreement is entered into as of May 6, 2011, by and between Bridge Bank, National Association (“Bank”) and GLOBANT, LLC (“Borrower”).

Recitals

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

Agreement

The parties agree as follows:

1.          Definitions and Construction.

1.1          Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Facility.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Approved Exchange” means an internationally recognized stock market or automated trading exchange located in New York, Brazil, Argentina, London, Luxembourg or Madrid or in any other internationally recognized jurisdiction for similar transactions.

“Audit Documents” means the statements, reports and other information set forth on Exhibit E.

“Bank Expenses” means all: reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; costs incurred in connection with the establishment and operation of the Virtual Data Room; and Bank’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Borrowing Base” means an amount equal to eighty percent (80%) of Eligible Accounts, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

1.

“Change in Control” shall mean a transaction which results in the Sponsors, altogether, (a) owning directly or indirectly less than thirty five percent (35%) of the outstanding voting shares of Borrower’s capital stock or (b) losing the ability to elect a majority of Borrower’s board of directors or (c) otherwise losing the power to direct or cause the direction of the management and policies of Borrower; provided, however, that (i) an IPO carried out by Borrower or by any Affiliate thereof or (ii) Reorganization in no event shall either constitute a Change in Control.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code.

“Collateral” means the property described on Exhibit A attached hereto.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Bank in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof.

“Credit Extension” means each Advance, Letter of Credit, use of Credit Card Services, or any other extension of credit by Bank for the benefit of Borrower hereunder.

“Current Assets” means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current assets on the consolidated balance sheet of Borrower and its Subsidiaries as at such date.

“Current Liabilities” means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of a Person, as at such date, plus, to the extent not already included therein, all outstanding Obligations owed by Borrower to Bank.

“Daily Balance” means the amount of the Obligations owed at the end of a given day.

“Eligible Accounts” means those Accounts that arise in the ordinary course of Borrower’s business that comply with all of Borrower’s representations and warranties to Bank set forth in Section 5.4; provided, that standards of eligibility may be fixed and revised from time to time by Bank in Bank’s reasonable judgment and upon notification thereof to Borrower in accordance with the provisions hereof. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:

(a)          Accounts that the account debtor has failed to pay within ninety (90) days of invoice date;

(b)          Accounts with respect to an account debtor, 35% of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date;

(c)          Accounts with respect to which the account debtor is an officer, employee, or agent of Borrower;

(d)          Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the account debtor may be conditional;

2.

(e)          Accounts with respect to which the account debtor is an Affiliate of Borrower;

(f)          Accounts with respect to which the account debtor does not have its principal place of business or an operating presence doing business on a regular basis in the United States, except for Eligible Foreign Accounts;

(g)          Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States;

(h)          Accounts with respect to which Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to Borrower or for deposits or other property of the account debtor held by Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to Borrower;

(i)          Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;

(j)          Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business; and

(k)          Accounts the collection of which Bank reasonably determines to be doubtful.

“Eligible Foreign Accounts” means Accounts with respect to which the account debtor does not have its principal place of business in the United States and that (i) are supported by one or more letters of credit in an amount and of a tenor, and issued by a financial institution, acceptable to Bank, or (ii) that Bank approves on a case-by-case basis.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“Foreign Exchange Sublimit” means a sublimit for foreign exchange contracts under the Revolving Line, subject to the availability under the Revolving Line and the Borrowing Base, in an aggregate amount not to exceed $2,000,000 less, in each case, any amounts outstanding under the Letter of Credit Sublimit and the Cash Management Sublimit.

“GAAP” means generally accepted accounting principles as in effect from time to time.

“Guarantor” means Globant IT Outsourcing S.L. and any other Person that signs a Guaranty

“Guaranty” means the Unconditional Guaranty by Globant IT Outsourcing S.L. and any other guaranty signed by a Guarantor.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

3.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Properly” means all of Borrower’s right, title, and interest in and to the following: Copyrights, Trademarks and Patents; all trade secrets, all design rights, claims for damages by way of past, present and future infringement of any of the rights included above, all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Inventory” means all inventory in which Borrower has or acquires any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds. resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IPO” means a public offering of equity securities listed on an Approved Exchange.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business operations, condition (financial or otherwise) or prospects of Borrower and its Subsidiaries taken as a whole or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents or (iii) the value or priority of Bank’s security interests in the Collateral.

“Negotiable Collateral” means all letters of credit of which Borrower is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

4.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Indebtedness” means:

(a)          Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b)          Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c)          Indebtedness secured by a lien described in clause (j) of the defined term “Permitted Liens,” provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed $100,000 in the aggregate at any given time

(d)          Subordinated Debt; and

(e)          Extensions, renewals, refinancings and replacements of any Indebtedness described in precedent points (a), (b), (c), (d) and (e), provided that such extension, renewal, refinancing or replacement do not increase the outstanding principal amount thereof.

“Permitted Investment” means:

(f)          Investments existing on the Closing Date disclosed in the Schedule; and

(g)          (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank and (iv) Bank’s money market accounts.

“Permitted Liens” means the following:

(h)          Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;

(i)          Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Bank’s security interests;

(j)          Liens (i) upon or in any Equipment that was not financed by Bank acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(k)          Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

5.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Pre-IPO Reorganization” means a corporate reorganization of IT Outsourcing S.L. or any Affiliate thereof carried out exclusively in contemplation of an IPO. “Prime Rate” means the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of Borrower.

“Revolving Facility” means the facility under which Borrower may request Bank to issue Advances, as specified in Section 2. I(a) hereof.

“Revolving Line” means a credit extension of up to Ten Million Dollars ($10,000,000).

“Revolving Maturity Date” means the second anniversary of the Closing Date.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Sponsors” means any of Paldwick S.A., Riverwood Capital, LLC, RW Holdings Sárl, ITO Holdings Sárl, Martín Migoya, Martín Gonzalo Umaran, Néstor Augusto Nocetti, Guibert Andrés Englebienne, or any Affiliate thereof.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms acceptable to Bank (and identified as being such by Borrower and Bank).

“Subsidiary” means any corporation, company or partnership in which (i) any general partnership interest or (ii) more than 50% of the stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Tangible Net Worth” means at any date as of which the amount thereof shall be determined, the sum of (a) total assets of Borrower minus (b) the sum of (i) Total Liabilities of Borrower, (ii) any amounts due from Guarantor, and (iii) any and all intangible assets, such as goodwill, and capitalized financing or software costs, on a consolidated basis determined in accordance with GAAP.

“Total Liabilities” means at any date as of which the amount thereof shall be determined, all obligations that should, in accordance with GAAP be classified as liabilities on the consolidated balance sheet of Borrower, including in any event all Indebtedness.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks. “Virtual Data Room” means a website maintained by or at the direction of Bank in respect of this Agreement.

1.2           Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms “financial statements” shall include the notes and schedules thereto.

6.

2.          Loan and Terms Of Payment.

2.1          Credit Extensions.

Borrower promises to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower hereunder. Borrower shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(a)          Revolving Advances.

(i)          Subject to and upon the terms and conditions of this Agreement, Borrower may request Advances in an aggregate outstanding amount not to exceed the lesser of (i) the Revolving Line or (ii) the Borrowing Base, minus, in each case, the aggregate face amount of all outstanding Letters of Credit and the Credit Card Exposure. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(a) shall be immediately due and payable. Borrower may prepay any Advances in whole or in part at any time without penalty or premium.

(ii)          Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. Pacific time, on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit B hereto. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1(a) to Borrower’s deposit account.

(b)          Letters or Credit. Subject to the terms and conditions of this Agreement, at any time prior to the Revolving Maturity Date, Bank agrees to issue letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, the “Letters of Credit”) in an aggregate outstanding face amount not to exceed the lesser of the Revolving Line or the Borrowing Base minus, in each case, the aggregate amount of the outstanding Advances and the Credit Card Exposure at any time, provided that the aggregate face amount of all outstanding Letters of Credit shall not exceed $2,000,000. All Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form of standard application and letter of credit agreement (the “Application”), which Borrower hereby agrees to execute, including Bank’s standard fee equal to 2.0% per annum of the face amount of each Letter of Credit. On any drawn but unreimbursed Letter of Credit, the unreimbursed amount shall be deemed an Advance under Section 2.1(a). Prior to the Revolving Maturity Date, Borrower shall secure in cash all obligations under any outstanding Letters of Credit on terms acceptable to Bank. The obligation of Borrower to reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, the Application, and such Letters of Credit, under all circumstances whatsoever. Borrower shall indemnify, defend, protect, and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys’ fees, arising out of or in connection with any Letters of Credit, except for expenses caused by Bank’s gross negligence or willful misconduct.

(c)          Cash Management, Credit Cards Sublimit. Subject to the terms and conditions of this Agreement and the availability under the Revolving Line and the Borrowing Base, Borrower may request cash management services which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in various cash management services agreements related to such services (the “Cash Management Services”) by delivering to Bank such applications on Bank’s standard forms as requested by Bank; provided, however, that the total amount of the Cash Management Services shall not exceed $2,000,000 less any amounts outstanding under the Letter of Credit Sublimit and the Foreign Exchange Sublimit, and that availability under the Revolving Line shall be reduced by the Cash Management Sublimit. In addition, Bank may, in its sole discretion, charge as Advances any amounts that become due or owing to Bank in connection with the Cash Management Services. If at any time the Revolving Facility is terminated or otherwise ceases to exist, Borrower shall immediately secure to Bank’s satisfaction its obligations with respect to any Cash Management Services, and, effective as of such date, the balance in any deposit accounts held by Bank and the certificates of deposit issued by Bank in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates), shall automatically secure such obligations to the extent of the then outstanding Cash Management Services. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Cash Management Services continue.

7.

(d)          Foreign Exchange Sublimit. Subject to and upon the terms and conditions of this Agreement and any other agreement that Borrower may enter into with the Bank in connection with foreign exchange transactions (“FX Contracts”) and subject to the availability under the Revolving Line and the Borrowing Base, a Borrower may request Bank to enter into FX Contracts with Borrower due not later than the Revolving Maturity Date unless cash secured on terms satisfactory to Bank. Borrower shall pay any standard issuance and other fees that Bank notifies Borrower will be charged for issuing and processing FX Contracts for a Borrower. The FX Amount shall at all times be equal to or less than $2,000,000 minus any amounts outstanding under the Letter of Credit Sublimit and the Cash Management Sublimit. The “FX Amount” shall equal the amount determined by multiplying (i) the aggregate amount, in United States Dollars, of FX Contracts between Borrower and Bank remaining outstanding as of any date of determination by (ii) the applicable Foreign Exchange Reserve Percentage as of such date. The “Foreign Exchange Reserve Percentage” shall be a percentage as determined by Bank, in its sole discretion from time to time. If at any time the Revolving Facility is terminated or otherwise ceases to exist, Borrower shall immediately secure in cash all obligations under the Foreign Exchange Sublimit on terms acceptable to Bank.

2.2          Overadvances. If the aggregate amount of the outstanding Advances plus the aggregate face amount of all outstanding Letters of Credit, FX Amount and the exposure in respect of Cash Management Services (including credit cards) exceeds the lesser of the Revolving Line or the Borrowing Base at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

2.3          Interest Rates, Payments, and Calculations.

(a)          Interest Rates. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to the Prime Rate for any month in which the average monthly balance in a demand deposit account with Bank is greater than $3,000,000, and at a rate equal to the Prime Rate plus 0.75% for any month in which such balance is less than or equal to $3,000,000, provided that the interest rate shall in no case be less than 3.25% per annum. Any adjustment to the interest rate based on the account balance shall be made as of the last day of each calendar quarter.

(b)          Late Fee; Default Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law, not in any case to be less than $25.00. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c)          Payments. Interest hereunder shall be due and payable on the tenth calendar day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

8.

(d)          Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased when the Prime Rate changes by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

2.3          Lockbox; Crediting Payments. Borrower shall cause all remittances made by any account debtor for any Accounts to be made to a lock box (the “Lockbox”) maintained with Bank, over which Bank shall have exclusive control. All invoices and other instructions submitted by Borrower to an account debtor relating to Account payments shall designate the Lockbox as the place to which such payments shall be made. All checks will be deposited into an account (the “Collateral Account”) maintained as “Bridge Bank Account for the benefit of Globant, LLC”, over which Bank shall have sole control. All incoming wires, ACH, and other electronic deposits shall be paid into the Collateral Account. As long as an Event of Default is not continuing, Bank shall sweep the Collateral Account at the close of business each Business Day and credit all collected funds to Borrower’s operating account with Bank. After the occurrence of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.4          Fees. Borrower shall pay to Bank the following:

(a)          Facility Fee. On the Closing Date, a fee equal to $75,000, and on the earliest to occur of (i) the first anniversary of the Closing Date, (ii) the date that Borrower terminates this Agreement, and (iii) the date that all amounts outstanding under this Agreement become due, a fee equal to $25,000, which fees shall be nonrefundable; and

(b)          Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, including reasonable attorneys’ fees and expenses and, after the Closing Date, all Bank Expenses, including reasonable attorneys’ fees and expenses, as and when they are incurred by Bank. Bank and Borrower agree and acknowledge that Borrower shall bear all Bank Expenses incurred by Bank in connection with the preparation, negotiation and administration of the Guaranty, provided that Bank Expenses in connection therewith shall not exceed the amount of $15,000.00.

2.5          Term.

(a) This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

(b) Anything herein to the contrary notwithstanding, upon prepayment of any existing Advances and as long as there are no Obligations outstanding, Borrower shall be entitled to terminate this Agreement and all its obligations hereunder (except for those indemnification obligations intended to survive pursuant to Section 12.7 hereof) at any time prior to the Revolving Maturity Date by giving Bank ten (10) days prior written notice.

9.

3.            Conditions of Loans.

3.1          Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)          this Agreement;

(b)          a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement, together with Borrower’s Limited Liability Company Agreement and Certificate of Limited Partnership;

(c)          UCC National Form Financing Statement;

(d)          agreement to provide insurance;

(e)          evidence that Borrower has received at least $2,500,000 of proceeds from the sale or issuance of its equity securities;

(f)          the Guaranty;

(g)          payment of the fees and Bank Expenses then due specified in Section 2.4 hereof;

(h)          current financial statements of Borrower and Guarantor;

(i)          an audit of the Collateral, the results of which shall be satisfactory to Bank; and

(j)          such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2          Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a)          timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

(b)          the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension. The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4.           Creation of Security Interest.

4.1          Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.

4.2          Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower from time to time may deposit with Bank specific time deposit accounts to secure specific Obligations. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Obligations are outstanding.

10.

4.3          Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

5.            Representations and Warranties.

Borrower represents and warrants as follows:

5.1          Due Organization and Qualification. Borrower is a limited liability company duly existing under the laws of its jurisdiction of formation and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified.

5.2          Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s organizational documents, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any material agreement to which it is a party or by which it is bound.

5.3          No Prior Encumbrances. Borrower has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.

5.4          Bona Fide Eligible Accounts. The Eligible Accounts are bona fide existing obligations. The property and services giving rise to such Eligible Accounts has been delivered or rendered to the account debtor or to the account debtor’s agent for immediate and unconditional acceptance by the account debtor. Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor that is included in any Borrowing Base Certificate as an Eligible Account.

5.5          Merchantable Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

5.6          Intellectual Property. Borrower is the sole owner of the Intellectual Property, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business. Each of the Patents is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property violates the rights of any third party. Except as set forth in the Schedule, Borrower’s rights as a licensee of intellectual property do not give rise to more than five percent (5%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service. Except as set forth in the Schedule, Borrower is not a party to, or bound by, any agreement that restricts the grant by Borrower of a security interest in Borrower’s rights under such agreement.

5.7          Name; Location of Chief Executive Office. Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Section 10 hereof. All Borrower’s Inventory and Equipment is located only at the location set forth in Section 10 hereof.

5.8          Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency.

5.9           No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Subsidiary that Bank has received from Borrower fairly present in all material respects Borrower’s financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

11.

5.10          Solvency, Payment of Debts. Borrower is solvent and able to pay its debts (including trade debts) as they mature.

5.11          Regulatory Compliance. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from Borrower’s failure to comply with ERISA that could result in Borrower’s incurring any material liability. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied with all the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances or rules applicable to it.

5.12          Environmental Condition. Except as disclosed in the Schedule, none of Borrower’s or any Subsidiary’s properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower’s knowledge, none of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

5.13          Taxes. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein.

5.14          Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.15          Government Consents. Borrower and each Subsidiary have obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted.

5.16          Deposit and Securities Accounts. None of Borrower’s nor any Subsidiary’s investment property is maintained or invested in any deposit account or securities account maintained with a Person other than Bank.

5.17          Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

12.

6.          Affirmative Covenants.

Borrower shall do all of the following:

6.1          Good Standing. Borrower shall maintain its and each of its Subsidiaries’ existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which it is required under applicable law. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements required under applicable law.

6.2          Government Compliance. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject.

6.3          Financial Statements, Reports, Certificates. Borrower shall deliver the following to Bank: (a) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company prepared balance sheet, income, and cash flow statement covering Borrower’s operations during such period, prepared in accordance with GAAP, consistently applied, in a form acceptable to Bank and certified by a Responsible Officer; (b) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company prepared consolidated and consolidating balance sheet, income, and cash flow statement covering Guarantor’s operations during such period, prepared in accordance with GAAP, consistently applied, in a form acceptable to Bank and certified by a Responsible Officer; (c) as soon as available, but in any event within thirty (30) days after the end of each calendar quarter, a balance sheet, income, and cash flow statement covering Borrower’s operations during such period, compiled by a certified public accounting firm reasonably acceptable to Bank (limited review opinion), prepared in accordance with GAAP, consistently applied, in a form acceptable to Bank and certified by a Responsible Officer; (d) as soon as available, but in any event within 180 days after the end of Borrower’s fiscal year, audited consolidated and consolidating financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (e) as soon as available, but in any event within 180 days after the end of Borrower’s fiscal year, audited consolidated and consolidating financial statements of Guarantor prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (f) copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and, if applicable, all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (g) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower, Guarantor or any Subsidiary that could result in damages or costs of Fifty Thousand Dollars ($50,000) or more; (h) at least 30 days before the first day of each fiscal year, an annual budget (including balance sheet, income statement and statement of cash flows, the consolidating financial statements of Borrower and consolidated financial statements of Guarantor and its Subsidiaries) approved by Borrower’s Board of Directors; and (i) such budgets, sales projections, operating plans or other information as Bank may reasonably request from time to time.

Within 30 days after the last day of each month, Borrower shall deliver to Bank (i) a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto, together with aged listings of accounts receivable and accounts payable, aged by invoice date, to include customer name, balance outstanding and current payment status, and a statement of deferred revenue, and (ii) copies of related customer invoices (limited to the top 10 customers) uploaded to the Virtual Data Room.

Within 30 days after the last day of each month, Borrower shall deliver to Bank a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto.

Within 30 days after the last day of each fiscal quarter, Borrower shall upload the Audit Documents to the Virtual Data Room, provided that if the Asset Coverage Ratio at any time is less than 1.35:1.0, then Borrower thereafter shall upload the Audit Documents to the Virtual Data Room monthly within 10 days after the earlier to occur of Borrower’s delivery to Bank of the Compliance Certificate or the date that such delivery is due. Borrower may upload documents into the Virtual Data Room and view such documents, but may not edit, delete or withdraw any documents or data from the Virtual Data Room.

13.

Bank, by itself or through a third party appraiser, shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that such audits will be conducted no more often than every three months unless an Event of Default has occurred and is continuing.

6.4          Inventory; Returns. Borrower shall keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Fifty Thousand Dollars ($50,000).

6.5          Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.6          Insurance.

(a)          Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower’s business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower’s.

(b)          All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee thereof, and all liability insurance policies shall show the Bank as an additional insured and shall specify that the insurer must give at least twenty (20) days notice to Bank before canceling its policy for any reason. Upon Bank’s request, Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.

6.7          Accounts. Borrower shall maintain and shall cause each of its Subsidiaries to maintain all of their respective primary depository, operating, and investment accounts with Bank. If any account is maintained outside Bank, the balance in such account shall not be included in the calculation specified in Section 6.8 unless such account is subject to a control agreement acceptable to Bank that provides, among other things, that funds on deposit in such account may be transferred only to the Collateral Account.

6.8          Asset Coverage Ratio. Borrower shall maintain at all times, tested as of the last day of each month, a ratio of (a) the sum of (i) unrestricted cash maintained with Bank plus (ii) the balance of Eligible Accounts owned, billed and collected by Borrower, based on the most recent Borrowing Base Certificate to (b) any Obligations that Borrower owes to Bank, of at least 1.25 to 1.00.

6.9          Tangible Net Worth. Borrower shall maintain, as of the last day of each quarter, a Tangible Net Worth of at least the following:

14.

Quarter Ending	Minimum TNW

March 31 , 2011	$1,500,000

June 30, 2011	$2,500,000

September 30, 2011	$3,200,000

December 31, 2011	$3,900,000

Minimum Tangible Net Worth levels for 2012 will be mutually agreed upon after receipt of Borrower’s 2012 projections, provided that if Borrower and Bank do not agree, then Borrower shall repay all Obligations by March 31, 2012.

6.10       Alternative Tangible Net Worth. Upon Borrower’s achieving a Tangible Net Worth of greater than or equal to the following (as evidenced by the financial statements delivered to Bank pursuant to Section 6.3, and effective from the date Bank receives such statements), as long as an Event of Default is not then continuing, the Guaranty shall terminate and be of no further force or effect. From and after such date, Section 6.9 shall be of no further force and effect, and Borrower shall maintain, as of the last day of each quarter, a Tangible Net Worth of at least the following:

Quarter Ending	Minimum TNW

March 31, 2011	$2,025,000

June 30, 2011	$3,375,000

September 30, 2011	$4,320,000

December 31, 2011	$5,265,000

Minimum Tangible Net Worth levels for 2012 will be mutually agreed upon after receipt of Borrower’s 2012 projections, provided that if Borrower and Bank do not agree, then Borrower shall repay all Obligations by March 31, 2012.

6.11        Cash. Borrower shall at all times maintain a balance of at least $500,000 in a deposit account maintained with Bank.

6.12        Intellectual Property Rights.

(a)          Borrower shall promptly give Bank written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any. Borrower shall (i) give Bank not less than 30 days prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed, and (ii) prior to the filing of any such applications or registrations, shall execute such documents as Bank may reasonably request for Bank to maintain its perfection in such intellectual property rights to be registered by Borrower, and upon the request of Bank, shall file such documents simultaneously with the filing of any such applications or registrations. Upon filing any such applications or registrations with the United States Copyright Office, Borrower shall promptly provide Bank with (i) a copy of such applications or registrations, without the exhibits, if any, thereto, (ii) evidence of the filing of any documents requested by Bank to be filed for Bank to maintain the perfection and priority of its security interest in such intellectual property rights, and (iii) the date of such filing.

(b)          Bank may audit Borrower’s Intellectual Property to confirm compliance with this Section, provided such audit may not occur more often than twice per year, unless an Event of Default has occurred and is continuing. Bank shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section to take but which Borrower fails to take, after 15 days’ notice to Borrower. Borrower shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section.

15.

6.13        Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7.           Negative Covenants.

Borrower will not do any of the following:

7.1          Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; or (iii) Transfers of worn-out or obsolete Equipment which was not financed by Bank.

7.2         Change in Business; Change in Control or Executive Office. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto); or cease to conduct business in the manner conducted by Borrower as of the Closing Date; or suffer or permit a Change in Control; or without thirty (30) days prior written notification to Bank, relocate its chief executive office or state of incorporation or change its legal name; or without Bank’s prior written consent, change the date on which its fiscal year ends.

7.3         Mergers or Acquisitions. Without Bank’s consent, not to be unreasonably withheld, merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.

7.4         Indebtedness. Without Bank’s consent, not to be unreasonably withheld, create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

7.5          Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or agree with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property, or permit any Subsidiary to do so.

7.6         Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or permit any of its Subsidiaries to do so, except that Borrower may repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase. Notwithstanding the foregoing, Borrower may pay dividends of up to 80% of its consolidated annual net profits (such profits being the profits only of Borrower, and not consolidated profit with Guarantor or any Affiliated or Subsidiaries), as long as an Event of Default does not exist prior to such payment or would not exist after giving effect to such payment.

7.7         Investments. Without Bank’s consent, not to be unreasonably withheld, directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or maintain or invest any of its property with a Person other than Bank or permit any of its Subsidiaries to do so unless such Person has entered into an account control agreement with Bank in form and substance satisfactory to Bank; or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

16.

7.8         Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9         Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10       Inventory and Equipment. Store the Inventory or the Equipment with a bailee, warehouseman, or other third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Store or maintain any Equipment or Inventory at a location other than the location set forth in Section 10 of this Agreement.

7. 11     Compliance. Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank’s Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

8.           Events Of Default.

Anyone or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1          Payment Default. If Borrower fails to pay, when due, any of the Obligations.

8.2          Covenant Default.

(a)           If Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement; or

(b)           If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten day period or cannot after diligent attempts by Borrower be cured within such ten day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made.

8.3          Material Adverse Effect. If there occurs any circumstance or circumstances that could have a Material Adverse Effect;

17.

8.4          Attachment. If any portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten thirty (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period);

8.5         Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6         Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Fifty Thousand Dollars ($50,000) or which could have a Material Adverse Effect;

8.7         Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Fifty Thousand Dollars ($50,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment); or

8.8         Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

8.9         Guaranty. If a Guaranty ceases for any reason to be in full force and effect (except as contemplated in Section 6.10 hereof), or any guarantor fails to perform any obligation under any Guaranty or a security agreement securing any Guaranty (collectively, the “Guaranty Documents”), or any event of default occurs under any Guaranty Document or any Guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.3 through 8.8 occur with respect to any Guarantor.

9.           Bank’s Rights And Remedies.

9.1         Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do anyone or more of the following, all of which are authorized by Borrower:

(a)           Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

(b)           Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(c)           Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable

18.

(d)           Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(e)           Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(f)           Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(g)           Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;

(h)           Bank may credit bid and purchase at any public sale; and

(i)           Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

9.2         Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder is terminated.

9.3         Accounts Collection. At any time after the occurrence of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

19.

9.4         Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under a loan facility in Section 2.1 as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5         Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever, except in case of gross negligence, fraud or willful misconduct by Bank or any of its officers, employees, or agents. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6         Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.7         Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

10.           Notices.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	GLOBANT, LLC
34 Hayden Rowe Street
Hopkinton, MA 01748
Attn: Alejandro Scannapieco, Chief Financial Officer
FAX: (54 11) 41091800

If to Bank:	Bridge Bank, National Association
55 Almaden Blvd.
San Jose, CA 95113
Attn: Dick Sweeney
FAX: (408) 423-8520

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

20.

11.           CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement and all Loan Documents unless otherwise specified therein shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

If the jury waiver set forth in Section 11 is not enforceable, then any dispute, controversy or claim arising out of or relating to this Agreement or any of the transactions contemplated herein shall be settled by judicial reference pursuant to Code of Civil Procedure Section 638 et seq. before a referee sitting without a jury, such referee to be mutually acceptable to the parties or, if no agreement is reached, by a referee appointed by the Presiding Judge of the California Superior Court for Santa Clara County. This Section shall not restrict a party from exercising remedies under the Code or from exercising pre-judgment remedies under applicable law.

12.           General Provisions.

12.1       Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

12.2       Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other Party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

12.3       Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4       Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5     Amendments in Writing, Integration. Neither this Agreement nor the Loan Documents can be amended or terminated orally. All prior agreements. understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.6      Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.7      Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

21.

12.8      Confidentiality. In handling any confidential information Bank and all employees and agents of Bank, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Credit Extensions, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

12.9      Patriot Act. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verity, and record information that identifies each person who opens an account. WHAT THIS MEANS FOR YOU: when you open an account, we will ask for information that will allow us to identify you.

22.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

GLOBANT, LLC

By:	[Illegible]
Title:	CHIEF EXECUTIVE OFFICER

Bridge Bank, National Association

By:	/s/ Derek Almeida
Title:	Derek Almeida

1.

DEBTOR:	GLOBANT, LLC

SECURED PARTY:	BRIDGE BANK, NATIONAL ASSOCIATION

EXHIBIT A

COLLATERAL DESCRIPTION ATTACHMENT
TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)          all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, commercial tort claims, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)          any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

Notwithstanding the foregoing, the Collateral shall not include any copyrights, patents, trademarks, servicemarks and applications therefor, now owned or hereafter acquired, or any claims for damages by way of any past, present and future infringement of any of the foregoing (collectively, the “Intellectual property”); provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”). Notwithstanding the foregoing, if applicable law, including any judicial authority provides that a security interest in the underlying Intellectual property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the Closing Date, include the Intellectual property to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment.

1

EXHIBIT B

ADVANCE REQUEST FORM

Exhibit B

ADVANCE REQUEST FORM

ADVANCE REQUEST

(To be submitted no later than 2:00 PM Eastern Time to be considered for same day processing)

To:	Bridge Bank, National Association

Fax:	(703) 964-1620

Date:

From:	Globant, LLC
Borrower’s Name

Authorized Signature

Authorized Signer’s Name (please print)

5411 41091700
Phone Number

To Account #

Borrower hereby requests funding in the amount of $ ___ in accordance with the Advance as defined in the Loan and Security Agreement dated May 6, 2011.

Borrower hereby authorizes Bank to rely on facsimile stamp signatures and treat them as authorized by Borrower for the purpose of requesting the above advance.

All representations and warranties of Borrower stated in the Loan and Security Agreement are true, correct and complete in all material respects as of the date of this Advance Request; provided that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

Capitalized terms used herein and not otherwise defined have the meanings set forth in the Loan and Security Agreement.

1

EXHIBIT C

BORROWING BASE CERTIFICATE

Borrower: GLOBANT, LLC	Lender: Bridge Bank, National Association

Commitment Amount: $10,000,000

ACCOUNTS RECEIVABLE
1.	Accounts Receivable Book Value as of		$____________
2.	Additions (please explain on reverse)		$____________
3.	TOTAL ACCOUNTS RECEIVABLE		$____________

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4.	Amounts over 90 days due	$____________
5.	Balance of 35% over 90 day accounts	$____________
6.	Concentration Limits
7.	Foreign Accounts	$____________
8.	Governmental Accounts	$____________
9.	Contra Accounts	$____________
10.	Demo Accounts	$____________
11.	Intercompany/Employee Accounts	$____________
12.	Other (please explain on reverse)	$____________
13.	TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS		$____________
14.	Eligible Accounts (#3 minus #13)		$____________
15.	LOAN VALUE OF ACCOUNTS (80% of #14)		$____________

BALANCES
16.	Maximum Loan Amount		$____________
17.	Total Funds Available [Lesser of #16 or #15]		$____________
18.	Present balance owing on Line of Credit		$____________
19.	Outstanding under Sublimits		$____________
20.	RESERVE POSITION (#17 minus #18 and #19)		$____________

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan and Security Agreement between the undersigned and Bridge Bank, National Association.

GLOBANT, LLC

By:
Authorized Signer

1

EXHIBIT D

COMPLIANCE CERTIFICATE

TO:	BRIDGE BANK, NATIONAL ASSOCIATION

FROM:	GLOBANT, LLC

The undersigned authorized officer of GLOBANT, LLC hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending _____________with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required		Complies

Monthly financial statements Borrower and Guarantor	Monthly within 30 days	Yes	No
Annual (CPA Audited) Borrower and Guarantor	FYE within 180 days	Yes	No
10K and 10Q	(as applicable)	Yes	No
A/R & A/P Agings, Borrowing Base Cert.	Monthly within 30 days	Yes	No
A/R Audit	Initial and Quarterly	Yes	No
Audit Documents	Quarterly within 30 days if ACR> 1.35,	Yes	No
Monthly within 10 days of CC if
ACR<1.35.
Annual Board projections	30 days before fiscal year	Yes	No
Deposit balances with Bank	$__________
Deposit balances outside Bank	$__________

Financial Covenant	Required	Actual		Complies

Minimum Asset Coverage Ratio Monthly	1.25: 1.00	____:1.00	Yes	No
Minimum TNW Quarterly	*	$____	Yes	No
Minimum Cash at BB at all times	$500,000	$____	Yes	No

*3/11: $1,500,000; 6/11: $2,500,000; 9/11:
$3,200,000; 12/11: $3,900,000; 2012 to be agreed
upon. If Guaranty is released, minimum TNW is
3/11: $2,025,000; 6/11: $3,375,000; 9/11:
$4,320,000; 12/11: $5,265,000; 2012 to be agreed
upon.

Comments Regarding Exceptions: See Attached.
BANK USE ONLY

Received by:
Sincerely,		AUTHORIZED SIGNER

Date:

Verified:
SIGNATURE		AUTHORIZED SIGNER

Date:
TITLE

	Compliance Status	Yes	No

DATE

1

EXHIBIT E

GLOBANT AUDIT REQUEST LIST

Electronic files in a sortable format are requested where applicable.

The Borrower will upload the following information (“Audit Documents”) to the virtual data room within 30 days after each quarter end. The financial items should include information as of the most recent quarter end:

The list below may be adjusted to include such other items as the Bank may reasonably request.

Cash

1	Bank reconciliations for the 12 months.

2.	List of all bank accounts and their purpose.

Accounts Receivable

3.	Accounts receivable detailed aging as of the most recent quarter end and the prior month.

4.	Month-end accounts receivable summary aging for the prior 13-months

5.	Monthly sales and credit journals for the prior 12-months

6.	Monthly cash receipts journals for the prior 12-months

7.	Allowance for doubtful accounts as of the most recent quarter end, as well as a schedule of bad debt write-offs for the prior 12-months.

8.	Credit policy for new and existing customers.

9.	Explanation of significant accounts receivable over 90 days past invoice date as of the most recent quarter end

10.	Concentration of top ten customers in accounts receivable as of the most recent quarter end

11.	Top ten customers in terms of sales months for the prior 12-months

1

Accounts Payable

12.	Month-end accounts payable summary aging for the prior 13-months

13.	Schedule of cash disbursements journals for the prior 12-months

Customer and Vendor Infonnation

14.	Customer invoices for all accounts listed on the most recent accounts receivable aging

15.	The name, address (mailing and location), phone number, and contact person (email address if applicable) for each customer and vendor listed on the provided accounts receivable and accounts payable agings.

Other

16.	Current general liability and personal property insurance policy and updated endorsements.

17.	Current credit insurance policy, if applicable.

18.	General ledger trial balance as of the most recent quarter end

19.	Financial statements issued by the independent accountant for the most recent two fiscal years and interim year-to-date financial statements

20.	Payroll register for the most recent fiscal year end and year-to-date

21.	941 Payroll Tax filings for the most recent two quarters.

22.	Schedule of notes payable as of the most recent quarter end

23.	Borrowing base certificate, if applicable.

2

SCHEDULE OF EXCEPTIONS

Permitted Indebtedness (Section 1.1) NONE

Permitted Investments (Section 1.1) NONE

Permitted Liens (Section 1.1) NONE

Inbound Licenses (Section 5.6) NONE

Prior Names (Section 5.7) NONE

Litigation (Section 5.8) NONE

1

LOAN AND SECURITY MODIFICATION AGREEMENT

This Loan and Security Modification Agreement (this “Loan and Security Modification Agreement”) is entered into as of May 6, 2013 by and between GLOBANT, LLC (“Borrower”) and BRIDGE BANK, NATIONAL ASSOCIATION (“Bank”).

1.           Description Of Existing Indebtedness. Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, that certain Loan and Security Agreement dated as of May 6, 2011 by and between Borrower and Bank, as may be amended from time to time (the “Loan and Security Agreement”). Capitalized terms used without definition herein shall have the meanings assigned to them in the Loan and Security Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the “Indebtedness to the Bank” and the Loan and Security Agreement and any and all other documents executed by Borrower in favor of Bank shall be referred to as the “Existing Documents.”

2.           Description Of Change In Terms.

A.	Modifications to Loan and Security Agreement:

1.           The following definitions in Section 1.1 are added or amended to state as follows:

“Borrower’s Total Assets” means the total assets of the Borrower.

“EBITDA” means (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense.

“Guarantor” means Globant S.A., a Luxembourg corporation, and

Globant S.A., a Spanish corporation, and any other Person that signs a Guaranty.

“Guaranty” means the Unconditional Guaranty by Globant S.A., a Luxembourg corporation, the Unconditional Guaranty by Globant S.A., a Spanish corporation, and any other guaranty signed by a Guarantor.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Indebtedness.

“Net Income” means, as calculated for any period as at any date of determination, the net profit (or loss), after provision for taxes, for such period taken as a single accounting period.

“Net Worth” means Borrower’s Total Assets minus Borrower’s Total Liabilities.

1

“Revolving Line” means a credit extension of up to Fifteen Million Dollars ($15,000,000).

“Revolving Maturity Date” means May 6, 2015.

“Sponsors” means any of Paldwick S.A., Riverwood Capital, LLC, Endeavor Global Inc., Riverwood Capital Partners (Parallel-B) L.P., Riverwood Capital Partners L.P., Riverwood Capital Partners (Parallel-A) L.P., FTVentures III, L.P., FTVentures III-N L.P., WPP Luxembourg Gamma Three S.à.r.l., Martín Migoya, Martín Gonzalo Umaran, Néstor Augusto Nocetti, Guibert Andrés Englebienne, or any Affiliate thereof.

“Total Funded Debt” means the sum of Obligations owed to Bank plus all other Indebtedness (except for Indebtedness with any Affiliate of Guarantor that is subordinated in right of payment to the Indebtedness to Bank on terms acceptable to Bank) owed by Guarantor.

2.	Clause (f) of the defined term “Eligible Accounts” is amended to read as follows:

(f)            Accounts with respect to which the account debtor does not have its principal place of business or an operating presence doing business on a regular basis in the United States or Canada, except for Eligible Foreign Accounts;

3.	Section 2.3(a) is amended to read as follows:

(a)           Interest Rates.    Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to the Prime Rate plus 0.25%, provided that the interest rate shall in no case be less than 3.25% per annum. Any adjustment to the interest rate based on the account balance shall be made as of the last day of each calendar quarter

4.	Section 6.8 is amended in its entirety to read as follows:

6.8          Asset Coverage Ratio. Borrower shall maintain at all times, tested as of the last day of each month, a ratio of (a) the sum of (i) unrestricted cash maintained with Bank plus (ii) the balance of Eligible Accounts owned, billed and collected by Borrower, based on the most recent Borrowing Base Certificate to (b) any Obligations that Borrower owes to Bank, of at least 1.50 to 1.00.

2

5.	Section 6.9 is amended in its entirety to read as follows:

6.9           Net Worth. Borrower shall maintain at all times, tested as of the last day of each month, a Net Worth of at least $4,000,000, plus, beginning June 30, 2013, 40% of Borrower’s cumulative, quarterly Net Income.

6.	Section 6.10 is amended in its entirety to read as follows:

6.10         Total Leverage Ratio. Globant S.A., on a consolidated basis, tested as of the last day of each quarter, shall maintain a ratio of (a) Total Funded Debt to (b) EBITDA of not more than the following:

Quarter Ending	Maximum Total Leverage Ratio

March 31, 2013	2.25: 1.0
June 30, 2013	2.25: 1.0
September 30, 2013	2.00: 1.0
December 31, 2013	2.00: 1.0
March 31, 2014	1.50: 1.0
Each quarter thereafter	1.50: 1.0

7.	Section 6.11 is deleted.

8.           Borrower may maintain deposit accounts with Wells Fargo Bank, JPMorganChase Bank, and Citibank. Promptly upon opening any such account Borrower shall provide Bank a schedule showing the name and address of the branch or office of the bank holding the account, together with the account numbers of each such account. Borrower shall not maintain a balance in any such account in excess of that necessary to fund the operations of Borrower in the ordinary course of business. Upon request by Bank, Borrower shall promptly deliver to Bank copies of the bank statements issued by each bank with which Borrower maintains accounts.

9.           Bank consents to the merger of Nextive Solutions LLC into Globant LLC.

10.         In determining advance rates, Eligible Accounts and the Borrowing Base, Bank may take into consideration in its sole and reasonable discretion the results of any audits or other examinations of Collateral, including the rate of dilution in respect of Accounts.

11.         On the date hereof and on the earliest to occur of (i) the first anniversary of the date hereof, (ii) the date that Borrower terminates this Agreement, and (iii) the date that all amounts outstanding under this Agreement become due, Borrower shall pay Bank a fee of $50,000, which fees shall be nonrefundable.

12.        Exhibit D to the Loan and Security Agreement is replaced in its entirety with the Exhibit D attached hereto

13.         Within 60 days of the date hereof, Borrower shall deliver to Bank a Guarantee and related documents from Globant S.A., a Luxembourg corporation.

3

3.	Consistent Changes. The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.

4.           Continuing Validity. Borrower understands and agrees that in modifying the existing Indebtedness to the Bank, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Documents. Except as expressly modified pursuant to this Loan and Security Modification Agreement, the terms of the Existing Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Indebtedness pursuant to this Loan and Security Modification Agreement in no way shall obligate Bank to make any future modifications to the Indebtedness. Nothing in this Loan and Security Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Loan and Security Modification Agreement. The terms of this paragraph apply not only to this Loan and Security Modification Agreement, but also to any subsequent loan and security modification agreements.

5.           Conditions to Loan and Security Modification Agreement. As a condition to the effectiveness of this Loan and Security Modification Agreement, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)          payment of all Bank Expenses incurred through the date of this Loan and Security Modification Agreement;

(b)          a Guarantee and related documents from Globant S.A., a Spanish corporation; and

(c)          such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

6.           Countersignature. This Loan and Security Modification Agreement shall become effective only when executed by Bank and Borrower.

[Signature Page Follows]

4

BORROWER:		BANK:

GLOBANT, LLC		BRIDGE BANK, NATIONAL ASSOCIATION

By:	/s/ Alejandro Scannapieco	By:

Name:	Alejandro Scannapieco	Name:

Title:	Chief Financial Officer	Title:

Signature Page To Loan And Security Modification Agreement

EXHIBIT D COMPLIANCE

CERTIFICATE

TO:	BRIDGE BANK, NATIONAL ASSOCIATION

FROM:	GLOBANT, LLC

The undersigned authorized officer of GLOBANT, LLC hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending _____________ with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements Borrower and Guarantor	Monthly within 30 days	Yes No
Annual (CPA Audited) Borrower and Guarantor	FYE within 180 days	Yes No
10K and 10Q	(as applicable)	Yes No
A/R & A/P Agings, Borrowing Base Cert.	Monthly within 30 days	Yes No
A/R Audit	Initial and Quarterly	Yes No

Annual Board projections	30 days before fiscal year	Yes No
Deposit balances with Bank	$
Deposit balances outside Bank	$

Financial Covenant	Required	Actual	Complies

Minimum Asset Coverage Ratio Monthly	1.5:1.00	:1.00	Yes No
Minimum Net Worth Quarterly	$4,000,000*	$	Yes No
Globant S.A. Total Leverage Ratio	**	:1.00	Yes No

*plus 40% of Borrower’s cumulative, quarterly Net Income.
**3/31 and 6/30/13: 2.25; 9/30 and 12/31/13: 2.00;
3/31/14 and thereafter: 1.50

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Received by:
Sincerely,		AUTHORIZED SIGNER

Date:

Verified:
SIGNATURE		AUTHORIZED SIGNER

Date:

Compliance Status Yes No
DATE